Exhibit 99.1

LOCATION BASED TECHNOLOGIES RECEIVES AT&T NETWORK

APPROVAL FOR POCKETFINDER AND PETFINDER DEVICES

(Business Wire) On Friday, June 18, 2010, in Irvine, California, Location Based Technologies, Inc. (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, received confirmation from KORE Telematics of  AT&T’s (NYSE:T) laboratory completion and approval for both its PocketFinder® and PetFinder® devices.

“AT&T’s network approval is a tremendous achievement and is the final milestone enabling the company to begin sales and delivery of product in the United States,” states Dave Morse, CEO of Location Based Technologies. “With FCC, PTCRB, and AT&T approvals we have proven that our miniaturized personal locator technology is not only sound but that it is now ready for market.”

The PocketFinder family of products (for people, pets, personal assets and commercial or private vehicles) uses advanced patented technology to help families and businesses stay connected. As the smallest known single-board GSM/GPS device, the personal locator fits easily into a pocket, purse or backpack while the vehicle devices are self-contained and easily installed.  All devices can be accessed via the Internet, cell phone or landline to show the device’s exact location in real time. The devices also include advanced features such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet enters or leaves a specified area. The devices can even track vehicle speeds to encourage safe driving decisions – especially for new or commercial drivers.

 “Demand for this product is great and we are pleased to be able to bring the PocketFinder® and PetFinder® to market, where it can address so many important needs and give people greater peace of mind for the safety of their loved ones and other valuable assets,” said Morse.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts:

Location Based Technologies
David Morse
888-600-1044 ext 5
dave@pocketfinder.com
or
Northstar Investments
Investor Relations
Glenn Busch, CFP
888-600-1044 ext 3
714-310-8641
glenn@pocketfinder.com
or
NetGain
Joe Daly, Esq.
866-635-0011
760-942-4500
investor@locationbasedtech.com